EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

INGRAM MICRO INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

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          Ingram Micro Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

          FIRST: Paragraph (a) to Article Fourth of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FOURTH: (a) Shares Authorized. The total number of shares of stock which the Corporation shall have authority to issue is (i) a total of 635,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), in two classes consisting of 500,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and 135,000,000 shares of Class B Common Stock (the “Class B Common Stock”) and (ii) 25,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the Delaware Law or any corresponding provision hereinafter enacted.

          SECOND: Article Eighth of the Corporation’s Certificate of Incorporation shall be amended to add Article Eighth (c), as follows:

(c): The Board of Directors shall be divided into three (3) classes as nearly equal in number as possible (each, a “Class”), known as Class I, Class II and Class III. Directors of Class I first chosen at the annual meeting of stockholders held in 2001 shall hold office until the first annual meeting of the stockholders following their election, such annual meeting of the stockholders to be held in 2002; directors of Class II first chosen at the annual meeting of stockholders held in 2001 shall hold office until the second annual meeting following their election, such annual meeting of the stockholders to be held in 2003; and directors of Class III first chosen at the annual meeting of stockholders held in 2001 shall hold office until the third annual meeting following their election, such annual meeting of the stockholders to be held in 2004. At each annual meeting of stockholders beginning with the annual meeting of stockholders held in 2002, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. When the number of directors is changed, any newly created directorships or any decreases in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. When the number of directors is increased by the Board of Directors and the resultant vacancies are filled by the Board of Directors, such additional directors shall serve only until the next annual meeting of stockholders, at which time they shall be subject to election and classification by the stockholders. In the event that any director is elected by the Board of Directors to fill a vacancy which occurs as a result of the death, resignation or removal of another director, such director shall hold office until the annual meeting of stockholders at which the director who died, resigned or was removed would have been required, in the regular order of business, to stand for re-election, even though such term may thereby extend beyond the next annual meeting of stockholders. Each director who is elected as provided in this ARTICLE EIGHTH (c) shall serve until his or her successor is duly elected and qualifies.

          THIRD: Article Eleventh of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

ELEVENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, except as otherwise provided in ARTICLE TENTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power. For so long as any shares of Class B Common Stock are outstanding, in addition to any vote otherwise required by law, any such amendment shall require approval of both (a) a majority of the members of the Board of Directors and (b) the holders of a majority of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In addition, at all times, any amendment to the provisions of ARTICLE EIGHTH (c) shall require the approval of the holders of two-thirds of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

           FOURTH: The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, Ingram Micro Inc. has caused this Certificate to be duly executed in its corporate name this 5th day of June, 2001.

INGRAM MICRO INC.

By:	/s/ James E. Anderson, Jr.
	Name:	James E. Anderson, Jr.
	Title:	Senior Vice President, Secretary and General Counsel

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